Exhibit 10.1

EXECUTION VERSION

$50,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of March 15, 2012,

among

 SHORETEL, INC.

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 3.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 3.9:	Ownership of Intellectual Property; Infringement; Claims; Etc.
Schedule 3.13:	ERISA Plans
Schedule 3.15:	Subsidiaries
Schedule 3.17:	Environmental Matters
Schedule 3.19(a):	Financing Statements and Other Filings
Schedule 3.19(b):	Group Members having issued Capital Stock that are Certificated Securities
Schedule 3.26:	Capitalization
Schedule 6.2(d):	Existing Indebtedness
Schedule 6.3(f):	Existing Liens

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of [Secretary’s][Managing Member’s] Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibit F:	Form of Tax Certificate
Exhibit G:	Form of Addendum
Exhibit H:	Form of Revolving Loan Note
Exhibit I:	Form of Borrowing Base Certificate
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Form of Notice of Conversion/Continuation

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of March 15, 2012, is entered into by and among SHORETEL, INC., a Delaware corporation (the “Borrower”), the banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), and SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has proposed to consummate the Initial Acquisition and desires to obtain financing for the Initial Acquisition, as well as for general working capital purposes;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $50,000,000, consisting of a revolving loan facility in an aggregate principal amount of up to $50,000,000;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of its assets (other than any Excluded Assets); and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Guarantee Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of its assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”:  Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”:  any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible).  Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower.

“Accounts”:  all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.  Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower.

“Acquired Business”:  is the Wholly Owned Subsidiary of the Borrower constituting the survivor of the Second Merger.

“Addendum”:  an instrument, substantially in the form of Exhibit G, by which a Lender becomes a party to this Agreement.

“Administrative Agent”:  SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”:  as defined in Section 2.17.

“Affiliate”:  as to any specified Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”: commencing on the date on which the Administrative Agent receives copies of the audited consolidated financial statements of the Borrower and its Subsidiaries in respect of the fiscal quarter of the Borrower ending December 31, 2011, together with a Compliance Certificate in respect thereof as contemplated by Section 5.2(b),   he rates per annum set forth under the relevant column heading below:

Pricing Level	Consolidated EBITDA	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	> $5,000,000	2.000%	0.000%	0.375%
II	> $1,000,000 but < $5,000,000	2.250%	0.250%	0.375%
III	< $1,000,000	2.500%	0.500%	0.375%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 5.2(b) in connection with the delivery by the Borrower of the audited consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 5.1 in respect of the fiscal year of the Borrower ending December 31, 2011, the Applicable Margin shall be the rates corresponding to Consolidated EBITDA for Pricing Level III in the foregoing table, (b) if Borrower fails to deliver the financial statements required by Section 5.1 and the related Compliance Certificate required by Section 5.2(b), by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to Consolidated EBITDA for Pricing Level III in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) Consolidated EBITDA as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of Consolidated EBITDA would have resulted in different pricing for any period, then (i) if the proper calculation of Consolidated EBITDA would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Consolidated EBITDA would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

“Approved Fund”:  as defined in Section 9.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a) through (l) of Section 6.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee Group”:  two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment”:  at any time, an amount equal to (a) the lesser of (i) the Total Revolving Commitments of all Lenders in effect at such time and (ii) the Borrowing Base in effect at such time, minus (b) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bank Services”:  any products, credit services and/or financial accommodations previously, now, or hereafter provided to any Group Member by SVB or any of its Affiliates, including any Letters of Credit, cash management services (including merchant services, direct deposit payroll, business credit cards and check cashing services), interest rate swap arrangements, and foreign exchange services (including with respect to FX Contracts), as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement”:  as defined in the definition of “Bank Services”.

 “Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy.”

“BBA LIBOR”:  as defined in the definition of “Eurodollar Base Rate.”

“Benefitted Lender”:  as defined in Section 9.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Base”:  as of any date of determination made by the Administrative Agent, an amount equal to the sum at such time of up to (a) 80% of the book value of Eligible Accounts at such time, plus (b) 100% of the aggregate amount of all Eligible Cash held by the Borrower and its Subsidiaries at such time, less (c) in each case, the amount of any Reserves established by the Administrative Agent at such time.

“Borrowing Base Certificate”:  a certificate to be executed and delivered from time to time by the Borrower in substantially the form of Exhibit I.

“Borrowing Date”:  any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 3.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect as of the date hereof and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP as in effect as of the date hereof.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”:  to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as collateral for Obligations arising under Letters of Credit, FX Contracts or cash management services, cash or Deposit Account balances or, in the Administrative Agent’s sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within fifteen months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) debt securities issued by corporate issuers (i) which are rated at least A by S&P or A by Moody’s, (ii) which mature not later than fifteen months from the date of acquisition, and (iii) which constitute investments made by the Borrower in accordance with its official investment policy (as the same shall be amended from time to time), (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition, and assets of comparable quality (as reasonably determined by the Administrative Agent); or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event” means any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”:  as defined in Section 3.19.

“Change of Control”:  (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Guarantor free and clear of all Liens (except for Liens permitted by Section 6.3), other than as a result of a Disposition permitted by Section 6.5 or a merger, consolidation, or amalgamation permitted by Section 6.4, in any such case, as a result of which such Guarantor ceases to be a Subsidiary).

“Closing Date”:  the date on which all of the conditions precedent set forth in Section 4.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”:  the Collateral Information Certificate to be executed and delivered by the Borrower and each other Loan Party pursuant to Section 4.1, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

“Collateral-Related Expenses”:  all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”:  as to any Lender, the amount of its Revolving Commitment.

“Commitment Fee Rate”:  means the rates per annum specified in the definition of “Applicable Rate” with respect to the commitment fee.

“Commitment Letter”:  the Commitment Letter, dated January 25, 2012, between the Borrower and the Administrative Agent.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B.

“Consolidated EBITDA”:  with respect to the Borrower and its consolidated Subsidiaries, as of the last day of any fiscal quarter of the Borrower and with reference to the four consecutive fiscal quarter period ending on such date, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provision for income tax (as reported in accordance with GAAP), plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) integration expenses (other than restructuring charges) and transaction expenses related to the Initial Acquisition and Permitted Acquisitions, plus (vii) Earn-Out Liabilities and any other earn-out liabilities arising in connection with Permitted Acquisitions, plus (viii) non-recurring one-time charges in respect of settlements, litigation and casualty events in an amount not exceeding $500,000 for all such charges taken together during the term of this Agreement, plus (ix) restructuring charges incurred in connection with the Initial Acquisition or any Permitted Acquisition in an amount not exceeding $2,500,000 in any four consecutive fiscal quarter period, plus (x) charges related to equity compensation and impairment of intangible assets and other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA, minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income; provided that Consolidated EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions involving $1,000,000 or more in aggregate consideration or any disposition of any business or assets consummated during such period and involving $1,000,000 or more in aggregate consideration, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC.

“Consolidated Interest Expense”:  for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower) in which the Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.1(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any other Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Default Rate”:  as defined in Section 2.9(c).

“Deposit Account”:  any “deposit account” as defined in the UCC with such additions to such terms as may hereafter be made.

“Deposit Account Control Agreement”:  any account control agreement, however designated, entered into by the Administrative Agent and any depository institution at which any Loan Party maintains any Deposit Account for the purpose of establishing the “control” of the Administrative Agent over such depository account for purposes of Article 9 of the UCC.

“Designated Deposit Account”:  means the Deposit Account of the Borrower maintained by the Borrower with SVB and designated as the “Designated Deposit Account” for purposes of Section 9.18(a).

“Disposition”:  with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its respective Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of Subsidiaries.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”:  is, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for the sales of Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary (including the Acquired Business from and after the Initial Acquisition Effective Date) of any Loan Party organized under the laws of any jurisdiction within the United States.

“Earn-Out Liabilities”:  the collective reference to the obligations of the Borrower to make “Earnout Payments” (as defined in the Initial Acquisition Agreement) pursuant to and in accordance with the terms and provisions of the Initial Acquisition Agreement (including pursuant to and in accordance with Section 5.19 of the Initial Acquisition Agreement).

 “Eligible Accounts”:  all of the Accounts owned by the Borrower or any other Loan Party and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, except any such Account as to which any of the exclusionary criteria set forth below applies.  The Administrative Agent shall have the right, at any time and from time to time after the Closing Date, to establish, modify or eliminate Reserves against Eligible Accounts, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment to reflect changes in the collectibility or realization values of such Accounts arising or discovered by the Administrative Agent after the Closing Date.  Eligible Accounts shall not include any Account of any Loan Party:

(a)           that does not arise from the sale of goods or the performance of services by such Loan Party in the ordinary course of its business;

(b)           (i) upon which such Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Loan Party is not able to bring suit or otherwise enforce its remedies against the applicable Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or services rendered pursuant to a contract under which the applicable Account Debtor’s obligation to pay is subject to such Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)           to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account (but only to the extent of the amount subject to such defense, counterclaim, setoff or dispute);

(d)           that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)           with respect to which an invoice (which the Administrative Agent has not reasonably found to be unacceptable in form) has not been sent to the applicable Account Debtor;

(f)           that (i) is not owned by such Loan Party or (ii) is subject to any Lien of any other Person, other than (A) Liens in favor of the Administrative Agent and (B) Liens Permitted by clauses (a) and (j) of Section 6.3 to the extent the execution and enforcement of any such Lien has been discharged or stayed (whether through the posting of a bond or otherwise);

(g)           that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party;

(h)           that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i)           that is the obligation of an Account Debtor located in a foreign country other than (i) as determined on a case-by-case basis where the Administrative Agent is confident of its ability to perfect its security interest therein or (ii) where such obligation is supported by a letter of credit (including for this purpose a letter of credit issued for the benefit of a Loan Party or for the benefit of the Administrative Agent, as applicable) reasonably satisfactory to the Administrative Agent as to form, amount and issuer or otherwise supported by foreign accounts receivable credit insurance that is satisfactory to the Administrative Agent;

(j)           to the extent any Loan Party is liable for goods sold or services rendered by the applicable Account Debtor related to such Account to such Loan Party but only to the extent of the potential offset;

(k)           that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the applicable Account Debtor is or may be conditional;

(l)           that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)           such Account is not paid within ninety (90) days following its original invoice date (it being understood that an Account that states by its terms that it is payable in a shorter period shall not be deemed to be in default solely as a result of its not having been paid within such shorter time period);

(ii)           the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)           a petition is filed by or against the Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)           that is owed by an Account Debtor where 50% or more of the aggregate Dollar amount of all Accounts owing by such Account Debtor to an applicable Loan Party are ineligible under one or more of the other criteria set forth in this definition;

(n)           as to which the Administrative Agent’s Lien is not a first priority perfected Lien;

(o)           as to which any of the representations or warranties in the Loan Documents are untrue;

(p)           (i) to the extent that any such Account not constituting an Exempted Account, together with all other Accounts owing by the related Account Debtor and its Affiliates to the Loan Parties as of any date of determination, exceeds 25% of all Eligible Accounts of the Loan Parties and (ii) to the extent that any such Account constituting an Exempted Account, together with all other Accounts owing by the related Account Debtor and its Affiliates to such Loan Party as of any date of determination, exceeds 40% of all Eligible Accounts of such Loan Party;

(q)           that is payable in any currency other than Dollars;

(r)           owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of such Loan Party’s complete performance (but only to the extent of the amount withheld (sometimes called retainage billings));

(s)           subject to contractual arrangements between such Loan Party and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements and where the Account Debtor has a right of setoff for damages suffered as a result of such Loan Party’s failure to perform in accordance with the contract setting forth such requirements (sometimes called contracts accounts receivable, progress billings, milestone billings or fulfillment contracts);

(t)           subject to trust provisions, subrogation rights of a bonding company or a statutory trust; or

(u)           for which the Administrative Agent determines, acting in its commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, to be an unacceptable risk.

Any Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Account until such time as such Account shall again meet all of the foregoing requirements.

“Eligible Assignee”:  any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Eligible Cash”:  is, at any time, the unrestricted cash, Cash Equivalents and Qualifying Short-Term Debt Securities owned by the Borrower and each other Loan Party at such time; provided that, (a) for the avoidance of doubt, no proceeds of any Loans made hereunder shall be considered “Eligible Cash” for any purposes hereunder, (b) no such cash, Cash Equivalents or Qualifying Short-Term Debt Securities shall be designated in any Borrowing Base Certificate as “Eligible Cash” to the extent that such cash, Cash Equivalents or Qualifying Short-Term Debt Securities, as applicable, is or are maintained in any non-SVB Deposit Account or non-SVB Securities Account of a Group Member as to which (i) the Administrative Agent has not been granted online access rights in accordance with Section 6.21 and (ii) the Administrative Agent has not been granted (for the ratable benefit of the Lenders) a first priority perfected Lien (subject to Liens permitted by Section 6.3), or its equivalent (as determined by the Administrative Agent in its reasonable discretion) with respect to any such Deposit Account or Securities Account located in any foreign jurisdiction (it being acknowledged that the execution and delivery of a Deposit Account Control Agreement is required to perfect the Lien of the Administrative Agent (held for the ratable benefit of the Lenders) in any such domestic Deposit Account and that the execution and delivery of a Securities Account Control Agreement is required to perfect the Lien of the Administrative Agent (held for the ratable benefit of the Lenders) in any such domestic Securities Account.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”:  the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”:  each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”:  any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Loan Party or any Subsidiary thereof of any “welfare plan,” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party.

“ERISA Funding Rules”:  the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be a rate equal to the British Bankers’ Association LIBOR Rate (“BBA LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying BBA LIBOR).  In the event that the Administrative Agent determines that BBA LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a the Revolving Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934.

“Excluded Assets”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or any other applicable Loan Party.

“Exempted Account”:  is any Account of the Borrower owing by any of the following Account debtors:  (a) Scan Source, (b) Westcon, (c) TechData and (d) Ingram Micro.

“FASB ASC”:  the Accounting Standards certification of the Financial Accounting Standards Board.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“First Initial Acquisition Certificate of Merger”:  is the certificate of merger filed with the Delaware Secretary of State in connection with the consummation of the First Merger.

“First Merger”:  is a merger of Merger Sub I with and into Mets, with Mets surviving as a Wholly-Owned Subsidiary of the Borrower, in each case as contemplated by and undertaken in accordance with the terms and provisions of the Initial Acquisition Agreement and the other Initial Acquisition Documentation.

“Fitch”:  is Fitch Ratings, Inc. and any successor thereto.

“First Tier Foreign Subsidiary”:  at any date of determination with respect to any Loan Party, each Foreign Subsidiary in which such Loan Party owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“Foreign Currency”:  lawful money of a country other than the United States.

“Foreign Law Pledge Agreement”:  in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Lenders) of a Lien on certain of the equity interests in any First-Tier Foreign Subsidiary owned by such Loan Party, any pledge agreement (however designated) reasonably required by the Administrative Agent to be prepared under the laws of the foreign jurisdiction in which such First-Tier Foreign Subsidiary is organized and executed by such Loan Party (and, as applicable, such First-Tier Foreign Subsidiary) for the purpose of creating, perfecting and otherwise protecting such Lien to the maximum extent possible under the laws of such foreign jurisdiction.

“Foreign Pledge Documents”:  collectively, in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Lenders) of a Lien on certain of the equity interests in any First-Tier Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion delivered by local counsel in the foreign jurisdiction in which such First-Tier Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Lenders) of the pledged Equity Interests in such First Tier-Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the Board of Directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the organizational documents of such First-Tier Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Lenders) of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Subsidiary”:  any Subsidiary of any Loan Party that is not a Domestic Subsidiary.

 “FX Contract”:  is any foreign exchange contract by and between the Borrower or one of its Subsidiaries, on the one hand, and SVB, on the other hand, under which the Borrower or such Subsidiary, as applicable, commits to purchase from or sell to SVB a specific amount of a currency other than Dollars on a specified date.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries, which Subsidiaries shall be deemed to include, from and after the Initial Acquisition Effective Date, the Acquired Business.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to each Material Domestic Subsidiary of the Borrower which has become a Guarantor pursuant to the Guarantee and Collateral Agreement.

“Immaterial Subsidiary”:  at any date of determination, any Subsidiary of any Loan Party designated as such by such Loan Party in writing and which as of such date holds assets representing 10% or less of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), and which has generated less than 10% of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 5.1(b).

“Incurred”:  as defined in the definition of “Pro Forma Basis”.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and earn-outs, hold-backs and other deferred payment of consideration in permitted Acquisitions that are contingent and not yet payable), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Acquisition”:  the acquisition consummated pursuant to the terms of the Initial Acquisition Agreement and the other Initial Acquisition Documentation.

“Initial Acquisition Agreement”:  is that certain Agreement and Plan of Reorganization, of near or even date herewith, among the Borrower, Mets Acquisition Corp., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower (“Merger Sub I”), Mets Acquisition II LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Borrower (“Merger Sub II”), M5 Networks, Inc., a Delaware corporation (“Mets”), and Fortis Advisors LLC, a Delaware limited liability company, as “Effective time Holders’ Agent” thereunder.

“Initial Acquisition Certificate of Merger”:  is any of (a) the First Initial Acquisition Certificate of Merger or (b) the Second Initial Acquisition Certificate of Merger.  The term “Initial Acquisition Certificates of Merger” shall be the collective reference to the First Initial Acquisition Certificate of Merger and the Second Initial Acquisition Certificate of Merger.

 “Initial Acquisition Documentation”: collectively, the Initial Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Initial Acquisition Effective Date”: is the date on which all conditions precedent specified in the Acquisition Agreement have been satisfied or waived in accordance with the Acquisition Agreement and each of the First Merger and the Second Merger have become effective in accordance with the terms of the Acquisition Documentation.

 “Insider Indebtedness”: is any Indebtedness or other indebtedness owing by any Loan Party to any Group Member or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”: is any Insider Indebtedness which is also Subordinated Indebtedness.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)             if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            the Borrower may not select an Interest Period under a the Revolving Facility that would extend beyond the Revolving Termination Date;

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)           the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”:  any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations, (b) approved by the Administrative Agent, and (c) not for speculative purposes.

“Inventory”:  all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”:  as defined in Section 6.7.

“IRS”:  the Internal Revenue Service, or any successor thereto.

“Lenders”:  as defined in the preamble hereto.

“Letter of Credit”:  is a standby or commercial letter of credit issued by SVB upon the request of Borrower or one of its Subsidiaries based on an application, guarantee, indemnity or similar agreement.

 “Lien”:  any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”:  at any time, the sum of (a) the aggregate amount of all unrestricted cash of the Borrower and its Domestic Subsidiaries subject at such time to a perfected Lien of the Administrative Agent (held for the ratable benefit of the Lenders) and (b) the aggregate amount of Cash Equivalents of the Borrower and its Domestic Subsidiaries subject at such time to a perfected Lien of the Administrative Agent (held for the ratable benefit of the Lenders).

“Liquidity Ratio”: is, at any date of determination, (a) the sum of (i) the aggregate amount of Liquidity as of such date plus (ii) the aggregate amount of Eligible Accounts as of such date (as determined by the Administrative Agent with reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to the terms hereof) to (b) the aggregate amount of all Indebtedness of the Borrower and its consolidated Subsidiaries as of such date.

 “Loan”:  any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, the Solvency Certificate, the Collateral Information Certificate, each Bank Services Agreement and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions hereof, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”:  any of the Borrower and each Guarantor.

“Majority Revolving Lenders”:  at any time, one or more Revolving Lenders who hold more than 50% of the Total Revolving Commitments; provided that the Revolving Commitments of, and the portion of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders.

“Material Adverse Effect”:  (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Borrower, or of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents, or of the ability of any Loan Party to perform its respective obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary”:  any Material Subsidiary which is also a Domestic Subsidiary.

“Material First-Tier Foreign Subsidiary”:  any Material Foreign Subsidiary which is also a First Tier Foreign Subsidiary.

“Material Foreign Subsidiary”: any Material Subsidiary which is also a Foreign Subsidiary.

“Material Subsidiary”:  any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”:  any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Merger Sub I”:  as defined in the definition of “Initial Acquisition Agreement”.

“Merger Sub II”:  as defined in the definition of “Initial Acquisition Agreement”.

“Mets”: as defined in the definition of “Initial Acquisition Agreement”.

“Minimum Rating”:  is (a) with respect to S&P, AA or above, (b) with respect to Moody’s, Aa2 or above and (c) with respect to Fitch, AA or above.

“Minority Lender”:  as defined in Section 9.1(b).

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Non-Excluded Taxes”:  as defined in Section 2.14(a).

“Non-U.S. Lender”:  as defined in Section 2.14(d).

“Note”:  a Revolving Loan Note.

“Notice of Borrowing”:  means a notice substantially in the form of Exhibit J.

“Notice of Conversion/Continuation”:  means a notice substantially in the form of Exhibit K.

“Obligations”:  (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and any other Loan Party to the Administrative Agent or to any Lender or any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise, and (b) any obligations of any Group Member arising in connection with any Bank Services Agreement.

“Operating Documents”:  for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 9.6(c).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”:  the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”:  an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Acquisition”:  as defined in Section 6.7(n).

“Permitted Refinancing Indebtedness”:  Indebtedness (“Refinancing Indebtedness”) issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, and (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by any Loan Party or any Subsidiary thereof or to which any Credit Party or any Subsidiary thereof has ever made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

“Preferred Stock”:  the preferred Capital Stock of either Holdings or the Borrower.

“Prime Rate”:  the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Pro Forma Basis”:  with respect to any calculation or determination for the Borrower for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)           pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period);

(b)           pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(d)           pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act of 1933, as amended, based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Financial Statements”:  balance sheets, income statements and cash flow statements prepared by the Borrower and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (i) the consummation of the Initial Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing, in each case prepared for (y) the most recently ended fiscal quarter as if such transactions had occurred on such date and (z) on a quarterly basis through the first full fiscal year after the Closing Date or subsequent Borrowing Date, as applicable, and on an annual basis for each fiscal year thereafter through the Revolving Termination Date, in each case demonstrating pro forma compliance with the covenants set forth in Section 6.1.

“Projections”:  as defined in Section 5.2(c).

“Properties”:  as defined in Section 3.17(a).

“Qualified Counterparty”:  with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified Plan”:  an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.

“Qualifying Short-Term Debt Security”:  is, at any time, any security with a maturity of less than one year issued by any issuer having a Minimum Rating at such time.

“Register”:  the Revolving Loan Register.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”:  as defined in Section 2.17.

“Required Lenders”:  at any time, Lenders who hold more than 50% of the sum of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for all purposes hereunder, the Revolving Commitments of, and the portion of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”:  with respect to the Borrowing Base, reserves against Eligible Accounts and Eligible Cash that the Administrative Agent may determine, acting in its commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, (a) to reflect events, conditions, contingencies or risks which adversely affect or could reasonably be expected to affect adversely (i) the Collateral, (ii) the assets of the Loan Parties, or (iii) the security interests and Liens of the Administrative Agent (held for the ratable benefit of the Lenders) in the Collateral, (b) to reserve against Accounts of the Loan Parties payable in Foreign Currencies, or (c) to address any state of facts which the Administrative Agent determines in good faith constitutes or with the passage of time may constitute a Default or an Event of Default.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Borrower.

“Restricted Comerica Securities Account”: is securities account number 1893073229 maintained in the name of the Borrower with Comerica Bank.

“Restricted Foreign Securities Account”: is each of (a) securities account number 16001523172170 maintained in the name of the Borrower with Royal Bank of Scotland, (b) securities account number 032024731015 maintained in the name of the Borrower with Westpac Banking Corporation, and (c) securities account number 032024731031 maintained in the name of the Borrower with Westpac Banking Corporation.

“Restricted Payments”:  as defined in Section 6.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).  The original amount of the Total Revolving Commitments is $50,000,000.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the aggregate principal amount of all Revolving Loans held by such Lender then outstanding.

“Revolving Facility”:  the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Funding Office”:  the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”:  a promissory note in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Register”:  as defined in Section 9.6(b)(v).

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  March 15, 2017.

“S&P”:  Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”:  any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Initial Acquisition Certificate of Merger”:  is the certificate of merger filed with the Delaware Secretary of State in connection with the consummation of the Second Merger.

“Second Merger”:  is a merger of Mets (in its capacity as survivor of the First Merger) with and into Merger Sub II, with Merger Sub II surviving as a Wholly-Owned Subsidiary of the Borrower, in each case as contemplated by and undertaken in accordance with the terms and provisions of the Initial Acquisition Agreement and the other Initial Acquisition Documentation.

“Secured Parties”:  the collective reference to the Administrative Agent, the Lenders, SVB (in its capacity as provider of Bank Services), and any Qualified Counterparties.

“Securities Account”:  any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”:  any account control agreement, however designated, entered into by the Administrative Agent and any securities intermediary with whom a Loan Party maintains any Securities Account for the purpose of establishing the “control” of the Administrative Agent over such Securities Account for purposes of Article 9 of the UCC.

“Securities Act”:  the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement, all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Solvency Certificate”:  the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 4.1, which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”:  any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 6.12.

 “Subordinated Debt Document”:  any agreement, certificate, document or instrument executed or delivered by the Borrower or any Subsidiary and evidencing Indebtedness of the Borrower or any Subsidiary which is subordinated to the payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.

“Subordinated Indebtedness”:  Indebtedness of a Loan Party subordinated to the Obligations or the Guaranteed Obligations, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and shall include, from and after the Initial Acquisition Effective Date, the Acquired Business.

“Surety Indebtedness”:  as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf the Borrower or its Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by the Borrower or any such Subsidiary.

“SVB”:  as defined in the preamble hereto.

“Swap Agreement”:  any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Synthetic Lease Obligation”:  the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount”:  is $10,000,000.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transferee”:  any Eligible Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”:  any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of California, or as the context may require, any other applicable jurisdiction.

“United States”:  the United States of America.

“USCRO”:  the US Copyright Office.

“USPTO”:  the US Patent and Trademark Office.

“Voting Stock”:  as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Guarantor”:  any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.  Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1           Revolving Commitments.

(a)           Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Commitment.  In addition, such aggregate outstanding Revolving Loans shall not at any time exceed the Available Revolving Commitment at such time.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b)           The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date

2.2           Procedure for Revolving Loan Borrowing.  The Borrower may borrow up to the Available Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three Business Days)), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed.  Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date.  Each borrowing under the Revolving Commitments shall be in an amount equal to in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount.  Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3           Overadvances.  If at any time or for any reason the aggregate amount of all Revolving Extensions of Credit of all of the Lenders exceeds the Available Revolving Commitments then in effect (any such excess, an “Overadvance”), the Borrower shall, if the amount of such Overadvance is (a) equal or greater than $500,000, immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand, or (b) less than $500,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefore, pay the full amount of such Overadvance to the Administrative Agent, in each case, for application against the Revolving Extensions of Credit in accordance with the terms hereof.  Any prepayment of any Revolving Loan that is a Eurodollar Loan hereunder shall be subject to Borrower’s obligation to pay any amounts owing pursuant to Section 2.15.

2.4           Fees.

(a)           Upfront Fee.  On or prior to the Closing Date, the Borrower agrees to pay to the Administrative Agent an upfront fee in an amount equal to 0.425% of the Total Revolving Commitments.

(b)           Commitment Fee.  As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, a  fee for the Borrower’s non use of available funds (the “Commitment Fee”), payable quarterly in arrears on the last Business Day of each quarter (commencing on the last Business Day in March, 2012) and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate times the average unused portion of the Total Revolving Commitments, as determined by the Administrative Agent.  The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (x) the Total Revolving Commitments (as reduced from time to time) and (a) the average for the period of the daily closing balance of the Revolving Loans.

(c)           Fees Nonrefundable.  All fees payable under this Section 2.4 shall be fully earned on the date paid and nonrefundable.

(d)           Increase in Fees.  At any time that an Event of Default exists, upon the request of the Required Lenders, the amount of any of the foregoing fees due under subsection (b) shall be increased by adding 2.00% per annum thereto.

2.5           Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.

2.6           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, on the date of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.7           Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.9           Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)           During the continuance of an Event of Default, (i) all outstanding Revolving Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”), and (ii) all other Obligations shall bear interest at a rate per annum equal to the rate of interest applicable to ABR Loans plus 2.5%.

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

2.10        Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter.  Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes.  Thereafter, (x) any Eurodollar Loans under the Revolving Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the Revolving Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the Revolving Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the Revolving Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the Revolving Facility to Eurodollar Loans.

2.12        Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Revolving Loan Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the Revolving Facility, on demand, from the Borrower.

(e)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any the Borrower.

(f)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 4.1 or Section 4.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)           The obligations of the Lenders hereunder (i) to make Revolving Loans and (ii) to make payments pursuant to Section 8.7, as applicable, are several and not joint.  The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 8.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.7.

(h)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(i)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j)           If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it (other than pursuant to a provision hereof providing for non-pro rata treatment) in excess of its Revolving Percentage of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Revolving Lenders (through the Administrative Agent), without recourse, such participations in the Revolving Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Revolving Percentages; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  No documentation other than notices and the like referred to in this Section 2.12(j) shall be required to implement the terms of this Section 2.12(j).  The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.12(j) and shall in each case notify the Revolving Lenders following any such purchase.  The provisions of this Section 2.12(j) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of any Cash Collateral, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

(k)           Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself or any Revolving Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.13        Illegality; Requirements of Law.

(a)           Illegality.   If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)           Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Application, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or the compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(d)           For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement.

(e)           A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower arising pursuant to this Section 2.13 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.14        Taxes.

(a)           All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)           If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           Each Lender acknowledges and agrees that certain payments made under this Agreement after December 31, 2012, as to extensions of credit made after March 18, 2012, to any Lender that does not comply with the information collection and reporting obligations imposed by the United States with respect to foreign accounts, or that fails to provide adequate certification regarding such compliance, may become subject to withholding taxes imposed under Section 1471 or 1472 of the Code.  Each Lender agrees to undertake commercially reasonable actions to cooperate with the Administrative Agent and the Borrower in establishing that it is in compliance with such requirements and agrees to provide all certifications required by the IRS (once further guidance is issued under those provisions) or determined by the Administrative Agent, in its reasonable discretion, to be necessary for the Administrative Agent to establish its compliance under such provisions on or before December 31, 2012.  Each Lender hereby authorizes the Administrative Agent and the Borrower to withhold any and all amounts due under Section 1471 or 1472 of the Code as in effect on the later of the date of this Agreement and the date such Lender becomes a party to this Agreement from amounts payable to such Lender under this Agreement after December 31, 2012.  Nothing in this Agreement shall be interpreted to require any Lender to violate any law or regulation applicable to such Lender in any jurisdiction in which such Lender is formed, managed and controlled or doing business.  Notwithstanding any other provision in this Agreement, the Borrower shall not be required to make payments hereunder free and clear of withholding or deduction of those taxes imposed by Section 1471 or 1472 of the Code as in effect on the later of the date of this Agreement or the date an applicable Lender becomes a party to this Agreement, or to provide a gross-up or indemnity to such Lender for any such withholding or deduction, if such Lender fails to establish an exemption from withholding under such provisions.

(h)           The obligations of the Borrower arising pursuant to this Section 2.14 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.15        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13(c), Section 2.13(d) or Section 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13(c), Section 2.13(d) or Section 2.14(a).

2.17        Substitution of Lenders.  Upon the receipt by the Borrower of any of the following, with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)        a request from a Lender for payment of indemnified taxes under Section 2.14 or of increased costs pursuant to Section 2.13(c) or Section 2.13(d);

(b)        a notice from the Administrative Agent under Section 9.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)        notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender:  (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.15 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.17, then the Borrower shall be obligated to replace all Affected Lenders under such clauses.  The Affected Lender replaced pursuant to this Section 2.17 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.15 hereof).  Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 9.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18           Defaulting Lenders.

   (a)         Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1 and in the definitions of Majority Revolving Lenders and Required Lenders.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.2 or 7.3 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default  exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.  A Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.4(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

   (b)        Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

2.26        Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 3
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to itself and each of its Subsidiaries or each other Loan Party, as applicable, that:

3.1           Financial Condition.

(a)           The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Initial Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its consolidated Subsidiaries as of December 31, 2011, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)           The audited consolidated balance sheets of the Borrower and its Subsidiaries (other than the Acquired Business) as of December 31, 2008, December 31, 2009, and December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLC, present fairly in all material respects the consolidated financial condition of the Borrower and such Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The audited statements of income of Mets for the fiscal years ended on December 31, 2008, December 31, 2009, and December 31, 2010, present fairly in all material respects the financial condition of Mets as at such date, and the results of its operations for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries (other than the Acquired Business) as at September 30, 2011, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and such Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  The unaudited statements of income of Mets for the nine-month period ended on September 30, 2011, present fairly in all material respects the financial condition of Mets as at such date, and the results of its operations for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from September 30, 2011, to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property.

3.2           No Change.  Since December 31, 2010, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3           Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.4           Power, Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Initial Acquisition Documentation to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and the Initial Acquisition Documentation to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Initial Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 3.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect,  and (ii) the filings referred to in Section 3.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7           No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Credit Extension.

3.8           Ownership of Property; Liens; Investments.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 6.3. No Loan Party owns any Investment except as permitted by Section 6.7.  Section 9 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any.  Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

3.9           Intellectual Property.  Except as disclosed in Schedule 3.9, (a) to the knowledge of the Borrower, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure of any such Group Member to so own or license any such Intellectual Property would not reasonably be expected to materially impair the ability of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, to operate its business in any material respect, (b) no claim has been asserted and is pending by any Person, or, to the knowledge of the Borrower, threatened to such effect, challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect, and (c) the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect.

3.10        Taxes.  (a) Each Group Member has filed or caused to be filed all Federal income, state income and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); (b) no tax Lien has been filed with respect to any such tax, fee or other charge (other than Liens the enforcement and execution of which has been stayed); and (c) there is no proposed tax assessment or other asserted claim against the Borrower or any of its Subsidiaries which, if made, would reasonably be expected to have a Material Adverse Effect.

3.11        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12        Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13        ERISA.  (a)  Schedule 3.13 is a complete and accurate list of all Plans maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes as of the Closing Date;

(b)           the Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed all their obligations under each Plan;

(c)           no ERISA Event has occurred or is reasonably expected to occur;

(d)           the Borrower and each of its ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(e)           as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(f)           except to the extent required under Section 4980B of the Code, or as described on Schedule 3.13, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates;

(g)           as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed the Threshold Amount;

(h)           the execution and delivery of this Agreement and the consummation of the Initial Acquisition and the other transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(i)           all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto;

(j)           there are no circumstances which may give rise to a liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in clause (g); and

(k)           (i) the Borrower is not and will not be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of the Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) the Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans.

3.14        Investment Company Act; Other Regulations.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth in Schedule 3.4, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

3.15        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of organization of each direct and indirect Subsidiary of the Borrower (which Subsidiaries, for the avoidance of doubt, shall include the Acquired Business) and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party (or, in the case of the Acquired Business, to be owned by the Borrower upon the consummation of the Initial Acquisition), and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any such Subsidiary, except as may be created by the Loan Documents.

3.16        Use of Proceeds.  The proceeds of the Revolving Loans shall be used to finance a portion of the Initial Acquisition and Permitted Acquisitions, to repay certain indebtedness, to pay related fees and expenses and for general corporate purposes.

3.17        Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)           Except as disclosed on Schedule 3.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)           the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 3.17, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Group Member has assumed any liability of any other Person under Environmental Laws.

3.18        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (in each case, as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19        Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the California UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).  Schedule 3.19(b), together with any written supplements thereto delivered by the Borrower to the Administrative Agent from time to time after the Closing Date, specifies each Group Member having issued any Capital Stock that is a Certificated Security.

3.20        Solvency.  Each Loan Party is, and after giving effect to the Initial Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.21        Designated Senior Indebtedness.  The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

3.22        Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Initial Acquisition Documentation.  The Initial Acquisition Agreement is the valid, binding and enforceable obligation of the parties thereto.

3.23        Insurance.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance.  Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

3.24        No Casualty.  No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event that would reasonably be expected to have a Material Adverse Effect.

3.25        Accounts Receivable.

(a)           To the extent any Account is designated in any Borrowing Base Certificate as an “Eligible Account,” such Account constitutes an Eligible Account as of the date of such Borrowing Base Certificate.

(b)           All unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of the Borrower’s books and records are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

3.26        Capitalization.  Schedule 3.26 sets forth the beneficial owners of all Capital Stock of each of the Borrower’s consolidated Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

SECTION 4
CONDITIONS PRECEDENT

4.1           Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)            this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A;

(ii)           the Collateral Information Certificate, executed by a Responsible Officer of the Borrower;

(iii)          reserved;

(iv)          the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;

(v)           reserved;

(vi)          reserved;

(vii)         subject to Section 4.3, each other Security Document, executed and delivered by the applicable Loan Party party thereto; and

(viii)        a completed Borrowing Base Certificate, dated as of the Closing Date and executed by a Responsible Officer of the Borrower.

(b)           Reserved.

(c)           Pro Forma Financial Statements; Financial Statements; Projections.  The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of the Borrower as of December 31, 2008, December 31, 2009 and December 31, 2010, (iii) audited balance sheets of Mets as of December 31, 2008, December 31, 2009 and December 31, 2010, the related audited statements of income and cash flows of Mets for each of the fiscal years of Mets ended December 31, 2008, December 31, 2009 and December 31, 2010, the unaudited balance sheet of Mets as of September 30, 2011, and the related unaudited interim statements of income and cash flows of Mets for the three month period ended September 30, 2011, and (iv) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph and at least 15 days before the Closing Date. The Administrative Agent shall have received on or before such date, forecasts prepared by management of the Borrower, in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Facilities, in each case giving effect to the consummation of the Facilities and the Initial Acquisition.

(d)           Approvals.  Except for the Governmental Approvals described in Schedule 3.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the Initial Acquisition, the execution and performance of the Loan Documents and the Acquisition Documentation, the continuing operations of the Group Members, the operations of the Group Members as expected to result from the Initial Acquisition and the consummation of the other transactions contemplated hereby and by the Initial Acquisition Documentation, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the Initial Acquisition or the financing contemplated hereby.  The absence of obtaining the Governmental Approvals described in Schedule 3.5 shall not have an adverse effect on any rights of the Lenders, the Administrative Agent pursuant to the Loan Documents or an adverse effect on the Group Members with regard to their continuing operations or operations as expected to result from the Initial Acquisition.

(e)           Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates.  The Administrative Agent shall have received a certificate of each Loan Party (other than the Acquired Business), dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (iv) a long form good standing certificate for each Loan Party from its respective jurisdiction of organization, and (v) certificates of qualification as a foreign corporation issued by each jurisdiction in which the failure of such Loan Party to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(f)           Responsible Officer’s Certificates.

(i)           The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party (other than the Acquired Business), in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents and the Acquisition Documentation to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii)           The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 4.2(a) and (e) have been satisfied and (B) that there has been no event or circumstance since December 31, 2010, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g)           Patriot Act.  The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(h)           Collateral Matters.

(i)           Lien Searches.  The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.3, or Liens to be discharged on or prior to the Closing Date.

(ii)           Pledged Notes.  The Administrative Agent shall have received original copies of each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii)           Filings, Registrations, Recordings, Agreements, Etc.   Subject to Section 4.3, each document (including any UCC financing statements, any Deposit Account Control Agreement, any Securities Account Control Agreement and any landlord access agreements and/or bailee waivers) required by the Loan Documents to be filed, executed, registered or recorded shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(iv)           Deposit Account and Securities Account Monitoring.  The Administrative Agent shall have been granted access, in a manner reasonably satisfactory to it, to each Deposit Account and Securities Account of the Borrower or its Subsidiaries (other than the Acquired Business) which is not maintained with SVB and which contains any cash, Cash Equivalents or Qualifying Short-Term Debt Securities which are designated as Eligible Cash in the Borrowing Base Certificate delivered pursuant to Section 4.1(a)(viii); provided that such access shall be limited to the right to access information regarding account balances and shall not include the ability to transfer funds out of such Deposit Account or Securities Account; and provided further, however, that nothing in this clause (iv) shall be deemed to limit in any way the Administrative Agent’s or any Lender’s ability to exercise remedies pursuant to Section 7.2 (including pursuant to the terms of any Deposit Account Control Agreement or Securities Account Control Agreement having been executed and delivered in favor of the Administrative Agent).

(i)           Reserved.

(j)           Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date, and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date.

(k)          Legal Opinion.  The Administrative Agent shall have received the executed legal opinion of Fenwick & West LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.  Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require. For the avoidance of doubt and subject to Section 4.3(c), such opinion shall not treat the Acquired Business as one of the Loan Parties addressed by the opinion.

(l)           Borrowing Notices.  The Administrative Agent shall have received, in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.

(m)          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit D, certifying that each of the Loan Parties, after giving effect to the transactions contemplated hereby (including the making of the initial Extensions of Credit on the Closing Date), is Solvent.

(n)          No Material Adverse Effect.  There shall not have occurred since December 31, 2010, any event or condition that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)          No Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

4.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit but excluding any conversion of eurodollar Loans to ABR Loans and any continuation of Eurodollar Loans pursuant to Section 2.7) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b)           Borrowing Base Certificate.  The Borrower shall have delivered to the Administrative Agent a duly executed original Borrowing Base Certificate reflecting information concerning Eligible Accounts and Eligible Cash (i) as of a date not more than three (3) days prior to the requested Borrowing Date or (ii) in the case of the Borrowing Base Certificate delivered on the Closing Date pursuant to Section 4.1(a)(viii), as of the Closing Date.

(c)           Availability.  With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.1 shall be complied with.

(d)           Notices of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for Revolving Extension of Credit which complies with the requirements hereof.

(e)           No Default.  No Default or Event of Default shall have occurred as of or on such date or after giving effect to the Revolving Extensions of Credit requested to be made on such date.

Each borrowing by the Borrower hereunder (other than any conversion of Eurodollar Loans to ABR Loans and continuation of Eurodollar Loans pursuant to Section 2.7) shall constitute a representation and warranty by the Borrower that, as of the date of such extension of credit or Revolving Loan Conversion, the conditions contained in this Section 4.2 have been satisfied.

4.3           Post-Closing Conditions.  The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 4.3 to the satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition below:

(a)           The Borrower shall deliver to the Administrative Agent, promptly after each becomes available, copies of each of the First Initial Acquisition Certificate of Merger and the Second Initial Acquisition Certificate of Merger, in each case, in the form having become effective as a result of its having been filed in the jurisdiction of Delaware;

(b)           (i) The Initial Acquisition Effective Date shall occur by no later than the date occurring three Business Days after the Closing Date, (ii) the Borrower shall deliver to the Administrative Agent, on the Initial Acquisition Effective Date, a certificate of a Responsible Officer of the Borrower certifying, as of the Initial Acquisition Effective Date, that (A) each of the representations and warranties made by the Borrower in or pursuant to any Loan Document (1) that is qualified by materiality shall be true and correct, and (2) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date; provided that, for the avoidance of doubt, the Acquired Business shall be deemed to be a Subsidiary of the Borrower for purposes of the representations and warranties made by the Borrower pursuant to the Responsible Officer’s Certificate referenced in this clause (b), and (B) no Default or Event of Default shall have occurred as of or on such Initial Acquisition Effective Date after giving effect to the consummation of the Initial Acquisition on such date, and (iii) the Borrower shall deliver to the Administrative Agent, on the Initial Acquisition Effective Date, a solvency certificate dated as of the Initial Acquisition Effective Date, executed by the chief financial officer or treasurer of the Borrower and substantially in the form of Exhibit D, certifying that each of the Borrower and the Acquired Business, after giving effect to the consummation of the Initial Acquisition, is Solvent.

made by the Borrower in or pursuant to any Loan Document (1) that is qualified by materiality shall be true and correct, and (2) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date; provided that, for the avoidance of doubt, the Acquired Business shall be deemed to be a Subsidiary of the Borrower for purposes of the representations and warranties made by the Borrower pursuant to the Responsible Officer’s Certificate referenced in this clause (b), and (B) no Default or Event of Default shall have occurred as of or on such Initial Acquisition Effective Date after giving effect to the consummation of the Initial Acquisition on such date, and (iii) the Borrower shall deliver to the Administrative Agent, on the Initial Acquisition Effective Date, a solvency certificate dated as of the Initial Acquisition Effective Date, executed by the chief financial officer or treasurer of the Borrower and substantially in the form of Exhibit D, certifying that each of the Borrower and the Acquired Business, after giving effect to the consummation of the Initial Acquisition, is Solvent.

(c)           The Borrower shall deliver or cause to be delivered to the Administrative Agent, by no later than the date occurring 30 Business Days after the Closing Date and with respect to the Acquired Business, the following, each of which shall be in form and substance satisfactory to the Administrative Agent:  (i) an Assumption Agreement executed by the Acquired Business, in substantially the form of Annex 1 to the Guarantee and Collateral Agreement, pursuant to which the Acquired Business shall become a Grantor under the Guarantee and Collateral Agreement, (b) an executed Managing Member’s Certificate of the type described in Section 4.1(e) (which shall be in substantially the form of Exhibit C, together with all attachments thereto; (c) a Responsible Officer’s Certificate of the type described in Section 4.1(f), (d) any certificates, promissory notes and/or other deliverables of the type described in Section 4.1(h)(ii), (e) any Deposit Accounts, Securities Accounts and/or other Collateral Documents required by the terms of the Guarantee and Collateral Agreement to be delivered by the Grantors thereunder, (f) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Administrative Agent has been granted access, in a manner reasonably satisfactory to it, to each Deposit Account and Securities Account of the Acquired Business which is not maintained at SVB and which contains any cash, Cash Equivalents or Qualifying Short-Term Debt Securities which are to be designated as Eligible Cash in any Borrowing Base Certificate delivered by the Borrower to the Administrative Agent hereunder, (g) insurance certificates of the type required by Section 4.1(i), (h) any other items of the type described in Section 4.1(h) that the Administrative Agent reasonably requests with respect to the Acquired Business, (i) a legal opinion of counsel to the Borrower in customary form, addressed to the Administrative Agent and the Lenders with respect to such matters as the Administrative Agent may reasonably request pursuant to Section 5.11(b)(iv), (j) any documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and (k) any other documents, agreements, certificates, filings or information reasonably requested by the Administrative Agent.

(d)           The Borrower shall (i) cause each Loan Party and each counsel of the Loan Parties to deliver to the Administrative Agent by no later than the date occurring ten Business Days after the Closing Date, the originally-executed signature pages of such Persons to any of the agreements, opinions and other documents referenced in Section 4.1 (including any such signature pages to this Agreement and each of the other Loan Documents) in respect of which the Administrative Agent, as an accommodation to the Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and the other Loan Documents, and (ii) use commercially reasonable efforts to cause any other Persons party to any agreements or other documents referenced in Section 4.1 to deliver to the Administrative Agent by no later than the date occurring 30 days after the Closing Date the originally-executed signature pages of such Persons to any of the agreements, notice acknowledgments and other documents referenced in Section 4.1 in respect of which the Administrative Agent, as an accommodation to the Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and the other Loan Documents.

(e)           The Borrower shall cause to be delivered by no later than the date occurring 30 days after the Closing Date each Deposit Account Control Agreement required to be delivered pursuant to the terms of the Guarantee and Collateral Agreement, executed by the applicable Grantor related thereto and the Administrative Agent.

(f)           The Borrower shall cause to be delivered by no later than the date occurring 30 days after the Closing Date each Securities Account Control Agreement required to be delivered pursuant to the terms of the Guarantee and Collateral Agreement, executed by the applicable Grantor related thereto and the Administrative Agent.

(g)           The Borrower shall cause to be delivered by no later than the date occurring 30 days after the Closing Date each landlord consent and/or bailee waiver required to be delivered pursuant to the terms of the Guarantee and Collateral Agreement, executed by the applicable landlords and/or bailees related thereto.

(h)           The Borrower shall cause to be delivered by no later than the date occurring 30 days after the Closing Date copies of insurance certificates and insurance policy endorsements satisfying the requirements of Section 5.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, in form and substance satisfactory to the Administrative Agent.

(i)           The Administrative Agent shall have received, promptly after the consummation of the First Merger, a true and complete copy of each of the following, each certified by a Responsible Officer of the Borrower as being a true and complete copy of such document or agreement: (A) the fully-executed Initial Acquisition Agreement, (B) the “Company Stockholder Consent” (as defined in the Initial Acquisition Agreement), (C) the “Company Closing Financial Certificate” (as defined in the Initial Acquisition Agreement), (D) the “Escrow Agreement” (as defined in the Initial Acquisition Agreement), (E) a copy of the certificate delivered by the Borrower to Mets pursuant to Section 1.3(a)(i) of the Initial Acquisition Agreement (certifying on behalf of the Borrower that each of the conditions set forth in Section 6.2(a) of the Initial Acquisition Agreement has been satisfied), (F) a copy of the certificate delivered by the Mets to the Borrower pursuant to Section 1.3(b)(i) of the Initial Acquisition Agreement (certifying on behalf of Mets that each of the conditions set forth in Section 6.3(a) of the Initial Acquisition Agreement has been satisfied), (G) the First Initial Acquisition Certificate of Merger filed in connection with the First Merger, (H) the resolutions of the Board of Directors of the Borrower authorizing the Borrower to enter into and consummate each of the First Merger and the Second Merger, (I) the resolutions of the Board of Directors of Mets authorizing Mets to enter into and consummate each of the First Merger and the Second Merger, (J) the “Disclosure Letter” (as defined in the Initial Acquisition Agreement), (J) each “Pay-off Letter” (as defined in the Initial Acquisition Agreement) required to be delivered pursuant to Section 5.22 of the Initial Acquisition Agreement, and (K) the legal opinion of counsel to Mets delivered in connection with the Initial Acquisition Agreement.

(j)           The Administrative Agent shall have received, by no later than the date occurring 30 days after the Closing Date, the certificates representing the certificated shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

SECTION 5
AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until all Revolving Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Revolving Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements and Bank Services Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder and any such obligations in respect of such Specified Swap Agreements and such Bank Services Agreements have been Cash Collateralized to the satisfaction of SVB), the Borrower shall, and shall cause each of its Subsidiaries, to:

5.1           Financial Statements.  Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)           as soon as available, but in any event within (i) 90 days after the end of each fiscal year of the Borrower or, (ii) if the Borrower has been granted an extension by the SEC with respect to any fiscal year of the Borrower permitting the late filing by the Borrower of any annual report on form 10-K, the earlier of (x) 120 days after the end of such fiscal year of the Borrower and (y) the last day of such extension period, a copy of the audited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLC or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent; and

(b)           as soon as available, but in any event within (i) 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower or, (ii) if the Borrower has been granted an extension by the SEC with respect to any fiscal quarter of the Borrower permitting the late filing by the Borrower of any quarterly report on form 10-Q, the earlier of (x) 60 days after the end of such fiscal quarter of the Borrower and (y) the last day of such extension period, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 5.1 and Section 5.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed in Section 9.2; or (ii) when such documents are posted electronically on the Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.2           Certificates; Reports; Other Information.  Furnish (or, in the case of clause (a), use best efforts to furnish) to the Administrative Agent, for distribution to each Lender (or, in the case of clause (k), to the relevant Lender):

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the month, fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)           not later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by the Borrower to be reasonable;

(d)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC), except where so furnishing the same would violate any applicable law or any policy of the SEC or such other agency;

(e)           within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of the Borrower’s debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that, notwithstanding the foregoing, (i) the Borrower shall deliver to the Administrative agent by no later than the date occurring 90 days after the end of each fiscal year of the Borrower a copy of the Borrower’s annual report on form 10-K delivered to the SEC in respect of such fiscal year and (ii) the Borrower shall deliver to the Administrative Agent by no later than the date occurring 45 days after the end of each fiscal quarter of the Borrower a copy of the Borrower’s quarterly report on form 10-K delivered to the SEC in respect of such fiscal quarter;

(f)           upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(g)           (i) so long as any Revolving Loans remain outstanding, not later than 30 days after the end of each month and at any other times reasonably requested by the Administrative Agent, and (ii) prior to any borrowing of Revolving Loans to the extent the following reports were not delivered with respect to the prior month: (A) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, (B) accounts receivable ageings, aged by invoice date, (C) accounts payable ageings, aged by invoice date, and outstanding or held check registers, if any, (D) a deferred revenue schedule, (E) reconciliations of accounts receivable ageings (aged by invoice date), transactions reports and general ledger and (F) a completed Compliance Certificate;

(h)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 5.6, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request;

(i)           no later than one Business Day prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Initial Acquisition Documentation; and

(j)           promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

5.3           Accounts Receivable.

(a)           Schedules and Documents Relating to Accounts.  The Borrower shall deliver to the Administrative Agent transaction reports and schedules of collections, as provided in Section 5.2, on the Administrative Agent’s standard forms.  If requested by the Administrative Agent, the Borrower shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, the Borrower shall deliver to the Administrative Agent, upon its reasonable request therefor, the originals (or, where no original versions exist, true and correct copies) of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b)           Disputes.  The Borrower shall promptly notify the Administrative Agent of all disputes or claims relating to Accounts which allege or involve an amount in excess of $100,000.  The Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) the Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; (ii) no Default or Event of Default has occurred and is continuing at such time; and (iii) after taking into account all such discounts, settlements and forgiveness, the aggregate amount of aggregate Revolving Extensions of Credit  then outstanding will not exceed the Available Revolving Commitments in effect at such time.

(c)           Returns.  Upon the request of the Administrative Agent, the Borrower shall promptly provide the Administrative Agent with an Inventory return history with respect to returns involving Inventory having a purchase price in excess of $100,000.

(d)           Verification.  During the existence of an Event of Default, the Administrative Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Borrower or the Administrative Agent or such other name as the Administrative Agent may choose.

(e)           No Liability.  The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any of the Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve the Administrative Agent from liability for its own gross negligence or willful misconduct.

5.4           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including those arising under the Initial Acquisition Agreement and the other Initial Acquisition Documentation), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, or (b) the failure to discharge or otherwise satisfy such obligations would not reasonably be expected to result in a Material Adverse Effect.

5.5           Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to:  (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

5.6           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.7           Inspection of Property; Books and Records; Discussions; Deposit Account and Securities Account Monitoring Rights of the Administrative Agent.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants and (c) cause the Administrative Agent to be granted access, in a manner reasonably satisfactory to it and for the purpose of permitting the Administrative Agent to monitor the balances in such non-SVB Deposit Accounts and/or non-SVB Securities Accounts from time to time, to any Deposit Account or Securities Account of the Borrower or one of its Subsidiaries which is maintained with a depository institution or securities intermediary, as applicable, other than SVB and which at any time contains any cash, Cash Equivalents or Qualified Short-Term Debt Securities which are designated as Eligible Cash in any Borrowing Base Certificate delivered hereunder.

5.8           Notices.  Give prompt written notice to each of the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Group Member (i) in which the amount involved equals or exceeds the Threshold Amount and is not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member or (iii) which relates to any Loan Document;

(d)           (i)  promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:  (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii)           (A) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan, (2) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B), without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 3.13 and 6.9 as any Lender (through the Administrative Agent) may from time to time reasonably request;

(e)           (i) any Asset Sale undertaken by any Group Member, (ii) any issuance by any Group Member of any Capital Stock (other than by the Borrower in connection with compensation of employees, directors and other service providers), (iii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Revolving Loans) in a principal amount equaling or exceeding 1,000,000, and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any net cash proceeds received by such Group Member in connection therewith;

(f)           any material change in accounting policies or financial reporting practices by any Loan Party (other than changes required by changes in GAAP or applicable law), which notice requirement shall be deemed satisfied by any description of such change included in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the SEC; and

(g)           any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.9           Environmental Laws.

(a)           Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.10           Audits.  At reasonable times, on one (1) Business Day’s notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.  The foregoing inspections and audits shall be at the Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  Such inspections and audits shall not be undertaken more frequently than twice per year, unless an Event of Default has occurred and is continuing.

5.11           Additional Collateral, etc.

(a)           With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b) or (c) below, and (y) any property subject to a Lien expressly permitted by Section 6.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within five Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 6.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)           With respect to any new direct or indirect Material Domestic Subsidiary created or acquired after the Closing Date by any Loan Party (including pursuant to the Initial Acquisition and any Permitted Acquisition), and any Immaterial Subsidiary existing as of the Closing Date which becomes a Material Domestic Subsidiary after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material Domestic Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such customary documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock (if certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Material Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, in a from reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Material First Tier Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Material First Tier Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Material First Tier Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any Foreign Pledge Documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location and from the lessor of or the bailee related to any other location where in excess of $100,000 of Collateral is stored or located, which agreement or letter, in any such case, shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located, except where such obligation is contested in good faith and adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with (and to the extent required by) GAAP.

5.12           Insider Subordinated Indebtedness.  Cause any Insider Indebtedness owing by the Borrower or any other Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date

5.13           Use of Proceeds.  Use the proceeds of each Credit Extension only for the purposes specified in Section 3.16.

5.14           Designated Senior Indebtedness.  Cause the Loan Documents and all of the Obligations (other than Obligations arising in connection with Bank Services) to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.

5.15           Initial Acquisition.  Cause the Initial Acquisition to be consummated in accordance with applicable law, the Initial Acquisition Agreement, the other Initial Acquisition Documentation and the Loan Documents (including Section 5.11 hereof) and comply in all material respects with all of the obligations of the Borrower arising under the Initial Acquisition Agreement and the other Initial Acquisition Documentation.

5.16           Future Banking Business.  In good faith, provide SVB with the opportunity to bid on future commercial banking business not currently being provided by SVB to the Borrower or its Subsidiaries (except where such future banking services relate to services not then offered by SVB), including with respect to cash management, foreign exchange contracts and hedging arrangements.

5.17           Further Assurances.  Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 6
NEGATIVE COVENANTS

The Borrower hereby agrees that, until all Revolving Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Revolving Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements and Bank Services Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder and any such obligations in respect of such Specified Swap Agreements and such Bank Services Agreements have been Cash Collateralized to the satisfaction of SVB), the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

6.1           Financial Condition Covenants.

(a)           Minimum Liquidity Ratio.  Permit the Liquidity Ratio, measured as at the last day of any month, to be less than 1.50 to 1.00.

(b)           Minimum Liquidity.  Permit Liquidity, measured as of the last day of any month specified below, to be less than the amount indicated below with respect to such month:

Month Ending	Minimum Liquidity
At any time between the Closing Date and February 28, 2013	$30,000,000
At any time between March 1, 2013 and February 28, 2014	$40,000,000
At any time between March 1, 2014 and thereafter	$50,000,000

(c)           Minimum Consolidated EBITDA.  Permit Consolidated EBITDA, measured as of the last day of each fiscal quarter of the Borrower specified below and with reference to the four consecutive fiscal quarter period then ended, to be less than the amount indicated below for such period:

Four Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
March 31, 2012	$1
June 30, 2012	$1,000,000
September 30, 2012	$1,000,000
December 31, 2012	$2,750,000
March 31, 2013	$2,750,000
June 30, 2013 and thereafter	$4,000,000

6.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party arising pursuant to any Loan Document;

(b)           Indebtedness of (i) any Loan Party owing to any other Loan Party, and (ii) any Subsidiary (which is not a Guarantor) to any other Subsidiary;

(c)           Guarantee Obligations incurred (i) by the Borrower and its Subsidiaries of obligations of any Loan Party permitted hereunder and (ii) by the Loan Parties of obligations of Subsidiaries that do not constitute Indebtedness;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding and any Permitted Refinancing Indebtedness in respect thereof;

(f)           Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $2,500,000;

(g)           reserved;

(h)           unsecured Indebtedness of the Borrower and its Subsidiaries, and secured Indebtedness of Foreign Subsidiaries of the Borrower, in an aggregate principal amount, for all such Indebtedness taken together, not to exceed at any one time outstanding $5,000,000;

(i)           obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 6.12 and not for purposes of speculation; and

(j)           Earn-Out Liabilities; and

(k)           Indebtedness of a Person (other than the Borrower or the Acquired Business) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition (and not the Initial Acquisition), and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness.

6.3           Liens.  Subject to Section 5.14, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)           Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)           carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that (i) do not cover any Intellectual Property and (ii) that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits (other than to the extent involving any pledge of Intellectual Property) in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits (other than any deposits of any Intellectual Property or rights thereto) to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA);

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)           Liens (other than in any Intellectual Property) in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 6.2(d);

(g)           Liens securing Indebtedness incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h)           Liens created pursuant to the Security Documents;

(i)           any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)           judgment Liens that do not constitute a Default or an Event of Default under Section 7.1(h) of this Agreement;

(k)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash  management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)           (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 6.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 6.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Specified Swap Obligations permitted by Section 6.2(i);

(m)           Liens on property (other than Intellectual Property) of a Person (other than the Borrower or the Acquired Business) existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 6.2;

(n)           the replacement, extension or renewal of any Lien permitted by clauses (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o)           Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 6.2(h): and

(p)           Liens not otherwise permitted by this Section so long as (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $2,500,000 at any one time.

6.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary of the Borrower (provided that in any merger or consolidation between a Guarantor and a Subsidiary that is not a Guarantor, such Guarantor shall be the continuing or surviving corporation);

(b)           (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (A) to the Borrower or to any Wholly Owned Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 6.5, and (ii) any Foreign Subsidiary of any Group Member may Dispose of all or substantially all of its assets to another Foreign Subsidiary of any Group Member;

(c)           any Subsidiary of the Borrower which is not a Guarantor may be merged or consolidated with or into, or transfer assets to, another Subsidiary of the Borrower which is a Wholly Owned Subsidiary of the Borrower but which is not a Guarantor

(d)           any Subsidiary of the Borrower may merge or consolidate with any other Person pursuant to a permitted Acquisition so long as the surviving entity is a Subsidiary of the Borrower (and if such Subsidiary was a Guarantor, the surviving entity is a Guarantor).

6.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           Dispositions of obsolete or worn out property, or of property that is no longer used in the business of the Borrower or such Subsidiary, in the ordinary course of business;

(b)           Dispositions of Inventory in the ordinary course of business;

(c)           Dispositions permitted by clause (i) of Section 6.4(b);

(d)           the sale or issuance of the Capital Stock of any Subsidiary of the Borrower to the Borrower or to any Wholly Owned Guarantor;

(e)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)           the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)           the Disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Subsidiary that is not a Guarantor to any other Group Member;

(h)           Dispositions of property subject to a Casualty Event;

(i)           leases or subleases of Real Property;

(j)           the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 5.3(b);

(k)           any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l)           in connection with Investments that are permitted by Section 6.7(j);

(m)           Dispositions of property acquired after the date hereof in connection with Permitted Acquisitions; provided that (i) the Borrower identifies any such property to be Disposed of in reasonable detail in writing to the Administrative Agent not later than 5 Business Days prior to the consummation of any such Permitted Acquisition and (ii) the fair market value of the property proposed to be so Disposed of (as reasonably determined by the board of directors of the Borrower and approved by the Administrative Agent in its reasonable discretion) does not exceed an amount equal to 5% of the consolidated total assets of the Borrower and its consolidated Subsidiaries after giving effect to the consummation of such Permitted Acquisition.

(n)           Dispositions undertaken with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) of non-United States Intellectual Property rights to one or more Foreign Subsidiaries on arms’-length terms and for fair value; and

(o)           Dispositions of other property having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition;

provided, however, that any Disposition made pursuant to this Section 6.5 (other than any Disposition made pursuant to Section 6.5(a), (c), (g)(i), (h), or (k)) shall be made in good faith on an arm’s length basis for fair value.

6.6           Restricted Payments.  Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           (i) any Subsidiary of any Group Member may make Restricted Payments to any Loan Party, and (ii) any Foreign Subsidiary of any Group Member may make Restricted Payments to any other Foreign Subsidiary that owns all of the Capital Stock of such Foreign Subsidiary;

(b)           the Borrower may, (i) purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $500,000 during any fiscal year of the Borrower, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of the Borrower;

(c)           the Borrower may issue shares of its Capital Stock to, and/or purchase for cash consideration any Capital Stock of Mets from the holders of, Capital Stock of Mets, in each case, pursuant to and in accordance with the terms and provisions of the Initial Acquisition Agreement;

(d)           the Borrower may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 6.5(d));

(e)           (i) the Borrower may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(f)           the Borrower may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Borrower; provided that such Indebtedness is otherwise permitted by Section 6.2; and

(g)           the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 6.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (g) shall not exceed $500,000.

6.7           Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in cash and Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 6.2;

(d)           loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(e)           the Initial Acquisition;

(f)           intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Guarantor;

(g)           Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)           Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(i)           (i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(j)           in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does not exceed an amount equal to $7,500,000 at any time during the term of this Agreement;

(k)           deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 6.3;

(l)           the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(m)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions; and

(n)           purchases or other acquisitions (other than the Initial Acquisition) by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i)           the newly-created or acquired Subsidiary shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;

(ii)           all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)           no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or known contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, would reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)           the Borrower shall give the Administrative Agent at least five Business Days’ prior written notice of any such proposed purchase or acquisition involving an aggregate amount of consideration (including any consideration in the form of Capital Stock) in excess of $100,000;

(v)           the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition involving an aggregate amount of consideration (including any consideration in the form of Capital Stock) in excess of $100,000;

(vi)           any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.11;

(vii)           (A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 6.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;

(ix)           the Borrower shall not, based upon the knowledge of the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in an Event of Default under Section 7.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 6.1;

(x)           no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 6.2(j);

(xi)           such purchase or acquisition shall not constitute an Unfriendly Acquisition; and

(xii)           the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

6.8           ERISA.  The Borrower shall not, and shall not permit any of its ERISA Affiliates to:  (a) terminate any Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

6.9           Optional Payments and Modifications of Certain Preferred Stock and Subordinated Debt.  (a)  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Debt in any manner not reasonably acceptable to the Administrative Agent or in any manner that would be otherwise materially adverse to any Lender or any other Secured Party.

6.10           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, in each case excluding compensatory agreements with directors and officers that have been approved by the compensation committee of the board of directors of the Borrower, and indemnification agreements with directors and officers.

6.11           Sale Leaseback Transactions.  Enter into any Sale Leaseback Transaction.

6.12           Swap Agreements.  Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

6.13           Accounting Changes.  Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

6.14           Negative Pledge Clauses.

(a)           Enter into or suffer to exist or become effective, any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) restrictions on the assignment of leases, licenses and other agreements, and (d) any restriction on the ability of a Loan Party to create Liens on assets that are imposed pursuant to an agreement for the Disposition of such assets (to the extent that such Disposition is permitted hereunder); and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 6.3(c), (m), (n), (o) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

6.15           Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions on the assignment of leases, licenses and other agreements entered into in the ordinary course of business, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, or (v) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 6.3(c), (m), (n) and (p) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

6.16           Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

6.17           Designation of other Indebtedness.  Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

6.18           Amendments to Initial Acquisition Documentation.  (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower pursuant to the Initial Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Initial Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) would not reasonably be expected to have a Material Adverse Effect; or (c) fail to enforce, in a commercially reasonable manner, the Loan Parties’ rights (including rights to indemnification) under the Initial Acquisition Documentation, except to the extent that such failure would not be expected to result in a Material Adverse Effect.

6.19           Amendments to Organizational Agreements and Material Contracts.  (a) Amend or permit any amendments to any Loan Party’s organizational documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect.

6.20           Use of Proceeds.  Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, or (b) finance an Unfriendly Acquisition.

6.21           Designation of Eligible Cash in Borrowing Base Certificates.  Designate as Eligible Cash in any Borrowing Base Certificate delivered to the Administrative Agent hereunder any cash, Cash Equivalents or Qualified Short-Term Debt Securities maintained in any non-SVB Deposit Account or non-SVB Securities Account unless such cash, Cash Equivalents or Qualified Short-Term Debt Securities, as applicable, is or are maintained in a non-SVB Deposit Account or non-SVB Securities Account, as applicable, as to which (a) the Administrative Agent has been granted online access rights in accordance with Section 5.7(c) (provided that such access shall be limited to the right to access information regarding account balances and shall not include the ability to transfer funds out of such Deposit Account or Securities Account; and provided further, however, that nothing in the foregoing clause (iv) shall be deemed to limit in any way the Administrative Agent’s or any Lender’s ability to exercise remedies pursuant to Section 7.2 (including pursuant to the terms of any Deposit Account Control Agreement or Securities Account Control Agreement having been executed and delivered in favor of the Administrative Agent)) and (b) the Administrative Agent has not been granted (for the ratable benefit of the Lenders) a first priority perfected Lien (subject to Liens permitted by Section 6.3), or its equivalent (as determined by the Administrative Agent in its reasonable discretion) with respect to any such Deposit Account or Securities Account located in any foreign jurisdiction (it being acknowledged that the execution and delivery of a Deposit Account Control Agreement is required to perfect the Lien of the Administrative Agent (held for the ratable benefit of the Lenders) in any such domestic Deposit Account and that the execution and delivery of a Securities Account Control Agreement is required to perfect the Lien of the Administrative Agent (held for the ratable benefit of the Lenders) in any such domestic Securities Account.

6.22           Subordinated Debt.

(a)           Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Borrower’s ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)           Payments.  Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

6.23           Restricted Securities Accounts.

(a)           Restricted Comerica Securities Account.  Cause or permit to be maintained in the Restricted Comerica Securities Account at any time Cash Equivalents or other investment property having an aggregate value at such time in excess of $10,000.

(b)           Restricted Foreign Securities Accounts.  Cause or permit to be maintained in the Restricted Foreign Securities Accounts ay any time Cash Equivalents or other investment property having an aggregate value at such time, for all such Securities Accounts taken together, in excess of $3,000,000; provided that the aggregate amount of the Cash Equivalents and other investment property maintained in such Restricted Foreign Securities Accounts may exceed $3,000,000 during a single consecutive 21 day period in any fiscal quarter so long as the aggregate amount of the Cash Equivalents and other investment property maintained in such Restricted Foreign Securities Accounts does not exceed $5,000,000 at any time during any such consecutive 21 day period.

SECTION 7
EVENTS OF DEFAULT

7.1           Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)           the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in Section 4.3, clause (i) or (ii) of Section 5.5(a), Section 5.7(c), Section 5.8(a), Section 5.12 or Section 6 of this Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)           any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Threshold Amount; or

(f)           (i)  any Group Member shall commence any case, proceeding or other action (a) under the Bankruptcy Code or any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of the Threshold Amount during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds the Threshold Amount; or

(h)           There is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) equal to or exceeding the Threshold Amount, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)           (A) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(B)(1) any Person shall serve process to attach, by trustee or similar process, any funds of a Loan Party or of any other entity under the control of a Loan Party (including a Subsidiary) in excess of $500,000 on deposit with the Administrative Agent or any of its Affiliates, or (2) a notice of lien, levy, or assessment shall be filed against any of a Loan Party’s assets by a Governmental Authority, and any of the same under clauses (1) or (2) hereof shall not, within 45 days after the occurrence thereof, be discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no such lien, levy or assessment is enforced or executed upon during such 45 day cure period; or

(C)(1) any material portion of a Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (2) any court order enjoins, restrains or prevents in any material respect a Loan Party from conducting any part of its business that is material to the business of the Borrower or to the Business of the Loan Parties taken as a whole; or

(j)           the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)           a Change of Control shall occur; or

(l)           any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or could reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Group Member to hold any material Governmental Approval in any other jurisdiction.

7.2           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 7.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)           if such event is any other Event of Default, any of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

 (iii) terminate any FX Contracts; and (iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall (x) deposit cash with the Administrative Agent in an amount equal to (1) 105%, with respect to any Letters of Credit denominated in Dollars and (2) 110%, with respect to any Letters of Credit denominated in a Foreign Currency, of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus interest, fees and costs due or to become due in connection therewith (as estimated by the Administrative Agent in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and the Borrower shall forthwith deposit and pay such amounts, and (y) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

7.3           Application of Funds.  After the exercise of remedies provided for in Section 7.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.12, 2.13 and 2.14) payable to the Administrative Agent in its capacity as such or payable to SVB as provider of Bank Services (including interest thereon), ratably between them in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.12, 2.13 and 2.14), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders and SVB (as provider of Bank Services), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and other Obligations, ratably among the Lenders and SVB (as provider of Bank Services) in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of SVB, to Cash Collateralize the undrawn amount of any Letters of Credit then in effect and any other Obligations arising under any Bank Services Agreement then in effect;

Sixth, to the payment of Obligations arising under any Specified Swap Agreement, ratably among the Qualified Counterparties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 8
THE ADMINISTRATIVE AGENT

8.1           Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           The provisions of Section 8 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(c)           The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any Subordination Agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Section 8 and Section 9 (including Section 8.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

8.2           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

8.3           Exculpatory Provisions.  The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)           be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)           have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1), or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4.1, Section 4.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

8.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

8.7           Indemnification.  Each of the Lenders agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so, according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8           Agent in Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Len der as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9           Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the State of California, or an Affiliate of any such bank with an office in the State of California.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

8.10         Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(g); and

(c)           to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 8.10.

8.11           Proofs of Claim.  In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4 and 9.5) allowed in such judicial proceeding); and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 9.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9
MISCELLANEOUS

9.1           Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document (other than any Bank Services Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.12 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders; (F) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; or (G) amend or modify the application of payments set forth in Section 7.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)           Notwithstanding anything to the contrary contained in Section 9.1(a) above, in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)            the termination of the Commitment of each such Minority Lender;

(ii)           the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.17; and

(iii)           the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)           Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders and Majority Revolving Lenders.

(d)           Notwithstanding any provision herein to the contrary, any Bank Services Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

9.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	ShoreTel, Inc. 960 Stewart Drive Sunnyvale, CA 94085 Attention: Michael Healy, CFO Telephone No.: (408) 331-3300 Facsimile No.: (408) 331-3300 E-Mail: mhealy@shoretel.com Website URL: www.shoretel.com with a copy to:

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention:  David Michaels
Telephone No.:  (415) 875-2455
Facsimile No.:  (415) 281-1350
Email:  dmichaels@fenwick.com

And to:

ShoreTel, Inc.
960 Stewart drive
Sunnyvale, CA 94085
Attention:  Ava Hahn
Telephone:  (408) 331-3300
Facsimile:  (408) 331-3333
Email:  ahahn@shoretel.com

Administrative Agent:	Silicon Valley Bank 555 Mission Street, Suite 900 San Francisco, CA 94105 Attention: Rick Freeman Telephone No.: (415) 764-3115 Facsimile No.: (415) 615-0076 E-Mail: rfreeman@svb.com

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

9.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date, as applicable) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless or whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, affiliates, agents or controlling persons or the breach by such Indemnitee of this Agreement or any other Loan Document or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Michael Healy, Chief Financial Officer of the Borrower (Facsimile No. (408) 331-3333), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6           Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of SVB that is party to any Bank Services Agreement with Borrower or one of its Subsidiaries), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           (1)           Subject to the conditions set forth below in Section 9.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(ii)           Assignments shall be subject to the following additional conditions:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if (1) such assignment is to a Person that is not a Lender with a Commitment in respect of the Revolving Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) such assignment is of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Revolving Facility and the assignee is not a Lender with a Commitment in respect of the Revolving Facility;

(C)           except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Revolving Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (provided that (x) simultaneous assignments to or by two or more Approved Funds will be treated as a single assignment for purposes of determining whether such minimum amount has been met, and (y) simultaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met), unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(D)           no such assignment shall be made to (1) a Defaulting Lender or any of its Subsidiaries, (2) the Borrower or any of its Subsidiaries or Affiliates, (3) a natural person, or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (D);

(E)           the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fees in the case of any assignment), payable by the assigning or assignee Lender as they shall mutually agree; and

(F)           the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 9.6, the term “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Defaulting Lender’s Revolving Percentage of Loans previously requested by the Borrower but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Revolving Percentage of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)           Subject to acceptance and recording thereof pursuant to Section 9.6(b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6(c).

(v)           The Administrative Agent, acting for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time (the “Revolving Loan Register”).  The entries in the Revolving Loan Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Revolving Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Revolving Loan Register information regarding the designation, and revocation of designation, of any Revolving Lender as a Defaulting Lender.  The Revolving Loan Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.6(b) and any written consent to such assignment required by Section 9.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.  This Section 9.6(b)(iv) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)           (i)           Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender, a natural person, the Borrower or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  In no case shall a Participant have the right to enforce any of the terms of any Loan Document.  Subject to Section 9.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(b); provided that each Participant shall be subject to the terms and provisions of Section 2.12(g) as if it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 9.6(d) above.

(f)           Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

9.7           Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Revolving Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Revolving Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender hereby is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff,

(x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8           Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.9           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.11           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.12        Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.13        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

9.14        Submission to Jurisdiction; Waivers.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender.  The Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  The Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the addresses set forth in Section 9.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES, WITHOUT INTENDING IN ANY WAY TO LIMIT ITS AGREEMENT TO WAIVE ITS  RIGHT TO A TRIAL BY JURY, that if the above waiver of the right to a trial by jury is not enforceable, any and all disputes or controversies of any nature arising under the Loan Documents at any time shall be decided by a reference to a private judge, mutually selected by the Borrower, the Administrative Agent and the Lenders (or, if they cannot agree, by the Presiding Judge in the Northern District of the State of California) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in the Northern District of the State of California; and the Borrower hereby submits to the jurisdiction of such court.

 The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the in the Northern District of the State of California for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The Borrower shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The Borrower agrees that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph; and

(d)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.15        Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.16        Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (2) under the circumstances described in Section 9.16(b) below.

(b)           At such time as the Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations, obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred thereunder, and Obligations arising under Bank Services Agreements which are Cash Collateralized as provided herein) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents (other than any Security Documents used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements), and the Security Documents (other than any Security Documents used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements) and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents (other than any Security Documents used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements) shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.17        Confidentiality.  The Administrative Agent and each Lender agree to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, subject to an agreement to comply with the provisions of this Section, or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Person, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

9.18        Automatic Debits.

(a)           With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) which is due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes SVB to debit the Designated Deposit Account in an amount such that the aggregate amount debited from the Designated Deposit Account does not exceed such principal, interest, fee or other cost or expense.  If there are insufficient funds in the Designated Deposit Account to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 9.18(a) shall be deemed a set-off.

(b)           With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) which is payable to the Administrative Agent or any Lender under the Loan Documents and which is past due, the Borrower hereby irrevocably authorizes SVB to debit any deposit account of the Borrower maintained with SVB in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount then past due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 9.18(b) shall be deemed a set-off.

9.19        Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

SHORETEL, INC.
as the Borrower

By:

Name :

Title :

Signature Page 1 to Credit Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK
as the Administrative Agent

By:

Name :

Title :

Signature Page 2 to Credit Agreement

LENDERS:

SILICON VALLEY BANK
as a Lender

By:

Name :

Title :

Signature Page 3 to Credit Agreement

SCHEDULE 1.1A

COMMITMENTS
AND AGGREGATE EXPOSURE PERCENTAGES

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Silicon Valley Bank	$50,000,000	100%

Schedule 1 .1 A

SCHEDULE 3.4

GOVERNMENTAL APPROVALS, CONSENTS,
AUTHORIZATIONS, FILINGS AND NOTICES

None.

Schedule 3 .4

SCHEDULE 3.9

OWNERSHIP OF INTELLECTUAL PROPERTY; INFRINGEMENT; CLAIMS; ETC.

1.
LVL Patent Group LLC vs. Cisco Systems et al.  This is a patent litigation claim filed on September 15, 2011 against the Borrower and several other companies alleging infringement of the plaintiff’s patent.  Plaintiff is a non-practicing entity whose business is the licensing of patents and related litigation.

2.
Network-1 vs. Avaya et al. This is a patent litigation claim filed on September 15, 2011 against the Borrower and several other companies alleging infringement of the plaintiff’s patent.  Plaintiff is a non-practicing entity whose business is the licensing of patents and related litigation.

3.
Brandywine Communications LLC vs. ShoreTel.  This is a patent litigation claim filed on November 18, 2011 against the Borrower and several other companies in similar but separate lawsuits alleging infringement of the plaintiff’s patent.  Plaintiff is a non-practicing entity whose business is the licensing of patents and related litigation.

Schedule 3 .9

SCHEDULE 3.13

ERISA PLANS

The Borrower maintains a 401(k) plan.

Schedule 3 .13

SCHEDULE 3.15

SUBSIDIARIES

Subsidiary	Owner	Ownership	Jurisdiction

ShoreTel International, Inc.	ShoreTel, Inc.	100%	Delaware

Agito Networks, Inc.	ShoreTel, Inc.	100%	Delaware

ShoreTel UK Ltd.	ShoreTel, Inc.	100%	UK

ShoreTel GmbH	ShoreTel, Inc.	100%	Germany

ShoreTel Singapore PTE Ltd.	ShoreTel, Inc.	100%	Singapore

ShoreTel Pty Ltd	ShoreTel, Inc.	100%	Australia

8058644 Canada Inc.	ShoreTel, Inc.	100%	Canada

M5 LLC	ShoreTel, Inc.	100%	Delaware

Maguskaart LLC	ShoreTel, Inc.	100%	Delaware

Bukad LLC	ShoreTel, Inc.	100%	Delaware

Kammat LLC	ShoreTel, Inc.	100%	Delaware

Xatt LLC	ShoreTel, Inc.	100%	Delaware

Schedule 3 .15

SCHEDULE 3.17

ENVIRONMENTAL MATTERS

None.

Schedule 3 .17

SCHEDULE 3.19(a)

FINANCIAL STATEMENTS AND OTHER FILINGS

1.
UCC-1 Financing Statement naming the Borrower as “debtor” and the Administrative Agent as “secured party” (for the ratable benefit of the Lenders) thereunder, to be filed with the filing office of the Secretary of State of Delaware.

Schedule 3 .19(a)

SCHEDUL 3.19(b)

GROUP MEMBERS HAVING ISSUED CAPITAL STOCK
THAT ARE CERTIFICATED SECURITIES

Group Member	Class of Capital Stock	Certificate No.	No. of Shares / Units

ShoreTel Singapore PTE Ltd.	Ordinary	1	100

ShoreTel Australia Pty Ltd	Ordinary	1	100

8058644 Canada Inc.	Common	1	100

Schedule 3 .19(b)

SCHEDULE 3.26
CAPITALIZATION

OWNERSHIP OF BORROWER’S CONSOLIDATED SUBSIDIARIES

Subsidiary	Owner	Ownership	Jurisdiction

ShoreTel International, Inc.	ShoreTel, Inc.	100%	Delaware

Agito Networks, Inc.	ShoreTel, Inc.	100%	Delaware

ShoreTel UK Ltd.	ShoreTel, Inc.	100%	UK

ShoreTel GmbH	ShoreTel, Inc.	100%	Germany

ShoreTel Singapore PTE Ltd.	ShoreTel, Inc.	100%	Singapore

ShoreTel Pty Ltd	ShoreTel, Inc.	100%	Australia

8058644 Canada Inc.	ShoreTel, Inc.	100%	Canada

Maguskaart LLC	ShoreTel, Inc.	100%	Delaware

Bukad LLC	ShoreTel, Inc.	100%	Delaware

Kammat LLC	ShoreTel, Inc.	100%	Delaware

Xatt LLC	ShoreTel, Inc.	100%	Delaware

Schedule 3 .26

SCHEDULE 6.2(d)

EXISTING INDEBTEDNESS

None.

Schedule 6 .2(d)

SCHEDULE 6.3(f)

EXISTING LIENS

None.

Schedule 6.3(f)